This agreement for stock is between Gary S. Winterton, and WI Works. This stock compensation is for services rendered, as a board member, and consultant to WI Works. Compensation is as follows:

Compensation

1. 100,000 shares of restricted common stock with an option price of .40 per share vested immediately and dated March of 1999 as an amendment to our original agreement dated On March 22, 1999.

2. 50,000 shares of restricted common stock with an option price set by the closing price of the stock on July 23, 1999 or .75. These shares are fully vested, and dated March of 1999.

3. Your Board Compensation will remain as outlined with the exception of considering an adjustment to the Strike price. 10,000 Shares vested immediately, and dated March of 1999. Adjusted strike price is set at .40 per share.

4. All shares are once vested March 1, 1999 will be registered to Gary S. Winterton. These shares will be registered for trading upon request from Gary
S. Winterton.

This agreement is grandfathered, and will survive any and all future agreements between WI Works and any third party or other entity or individuals.

Gary, You have been instrumental in our progress to date and I am grateful. This compensation plan provides you with more shares than you had detailed in your request. I look forward to your continued involvement in the future of World InterNetWorks as we begin to market our new business model.


Gary S. Winterton                          Steve Hansen
                                           CEO WI Works

/s/ Gary S. Winterton 8/12/99              /s/ Steve Hansen 8/12/99
-----------------------------              --------------------------

Notary

/s/ Kimberly Harris
-----------------------------
Kimberly Harris